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                                   EXHIBIT 11

                    AURORA ELECTRONICS, INC. AND SUBSIDIARIES

                        COMPUTATION OF PER SHARE EARNINGS
                      (In thousands, except per share data)
                                   (Unaudited)



                                                              Three months ended
                                                          --------------------------
                                                           December 26, December 29,
                                                              1997         1996
                                                          ------------   -----------
Net loss to common stockholders                             $  (5,814)   $  (3,016)
                                                            =========    =========

Weighted average number of common shares outstanding            6,848        5,743

Basic net loss per common share                             $   (0.85)   $   (0.53)
                                                            =========    =========

Weighted average number of common and equivalent
     common shares outstanding                                  6,848        5,743

Diluted net loss per common share                           $   (0.85)   $   (0.53)
                                                            =========    =========


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